Exhibit 14.1

CFC ORGANIZATION POLICY

SECTION:	General	NUMBER:	1.13
SUBJECT:	Ethics Policy for CEO	DATE:	05/22/03
	and Senior Financial Officers

I.	PURPOSE

This ethics policy is intended to provide guidance to the Chief Executive Officer (CEO) and principal financial officer, principal accounting officer or controller, or persons performing similar functions, including, but not limited to, the Chief Financial Officer and Controller, (collectively, “Senior Financial Officers”) so that they may perform their duties in a manner which engenders confidence and respect. This policy is in addition to, and is not intended to supersede, the general ethics policy currently in effect, applicable to all directors, officers and employees of CFC.

II.	POLICY

A.	Honest and Ethical Conduct

The CEO and Senior Financial Officers will adhere to uncompromising standards of honest and ethical conduct in performing their duties and responsibilities. In all aspects of their work and in all relationships and interactions on behalf of CFC, the CEO and Senior Financial Officers will act in a manner that is honest, forthcoming and which demonstrates through action a high moral character. Moreover, as representatives of CFC, the CEO and Senior Financial Officers will carry out their professional responsibilities in a manner that instills trust and integrity.

B.	Conflicts of interest

The CEO and Senior Financial Officers must so conduct themselves as to avoid conflicts of interest, or any appearance of conflict of interest, in their relations with or on behalf of CFC, related parties or parties at interest, however defined. A “conflict of interest” exists when a person’s private interest (financial or otherwise) interferes, or appears to interfere, in any way with the interests of CFC. Examples of conflicts of interest include, but are not limited to, the following: engaging in business transactions with CFC; using non-public information for personal gain; using CFC assets for personal purposes; and competing with CFC.

The CEO and Senior Financial Officers must report to the Executive Committee of the Board of Directors, in advance, any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

CFC INCUMB
AA001-X- (ARONSOR)
29233-2

Policy No. 1.13
05/22/03

C.	Full, Fair, Accurate, Timely and Understandable Disclosure

The CEO and Senior Financial Officers shall adhere in fact and philosophy to full, fair, accurate, timely and understandable disclosure of all relevant, material information in connection with public filings with or submissions to regulatory bodies, as well as communication with the public at large.

D.	Compliance with Applicable Governmental Laws, Rules and Regulations

In carrying out their responsibilities, the CEO and Senior Financial Officers will strictly adhere to all applicable governmental laws, rules, regulations and professional pronouncements.

E.	Enforcement and Accountability

Any violation of this policy should be reported to the General Counsel or Deputy General Counsel of CFC. The General Counsel and Deputy General Counsel shall promptly report any such violation to the Executive Committee of the Board of Directors, which will take appropriate action for infractions after due consideration of all facts and circumstances.

F.	Process for Addressing Waivers or Modifications

The Board of Directors hereby delegates to the Executive Committee the authority to approve any waiver of the terms set forth in this policy, if the Executive Committee determines any such waiver is appropriate. The Executive Committee shall report to the Board of Directors any waivers granted by the Executive Committee. The Board of Directors reserves to itself the right to make any modifications to this policy.

G.	Disclosure

The terms of this ethics policy and all waivers and modifications shall be posted on CFC’s website or otherwise disclosed in accordance with applicable law.

III.	BOARD ESTABLISHMENT OF POLICY

This policy was established by the Board of Directors at its meeting on May 21-22, 2003.

Amendments

APPROVED:	/s/ STEPHEN R. LOUDER
Stephen R. Louder
President

CFC INCUMB
AA001-X- (ARONSOR)
29233-2